Exhibit 99.2

April 26, 2011

To: Shareholders, Employees and Friends

Hudson Highland Group 2011 First Quarter Financial Results

During the first quarter of 2011, we reported double-digit top-line growth in every Hudson operating region around the world, delivering the highest levels of revenue and gross margin dollars in more than two years.  Permanent recruitment continued to drive the growth, generating a 32 percent revenue increase, or 26 percent in constant currency, compared with the first quarter of 2010. Temporary contracting revenue grew 21 percent, or 16 percent in constant currency over the same period.  Gross margin growth during the first quarter followed the revenue pattern, with temporary contracting gross margin up 18 percent, or 14 percent in constant currency. Talent management was essentially flat, arresting the declines we have seen for several quarters. All of these signs bode well for continued demand.

The U.K. was our largest EBITDA contributor in the first quarter, with continued strength in permanent recruitment and accelerating growth in temporary contracting. In continental Europe, we saw strength in virtually every country, overcoming concerns of reduced government spending. Our North America business continued to experience steady progress in Legal and IT, and our businesses in both Australia/New Zealand and Asia remained strong EBITDA contributors, with results driven by continued growth in permanent recruitment.

As the recovery progresses, our businesses are successfully capitalizing on growth opportunities in every region.  Our earnings have advanced as well, though they have been hampered by lower contracting margins, new investments, and slower recovery in some of our historic earnings contributors.  Despite those factors, our year is off to a good start with strong revenue growth, and we have confidence in our full-year outlook.

Regional Highlights

Europe

In the first quarter of 2011, Hudson Europe’s gross margin increased 18 percent in constant currency with strong contributions from both the U.K. and continental Europe. On a sequential constant currency basis, Hudson Europe’s gross margin increased 3 percent compared with the fourth quarter of 2010.

Our U.K. business generated 21 percent gross margin growth over prior year on a constant currency basis, with 9 percent growth in permanent recruitment and over 40 percent growth in temporary contracting. Results in the quarter were driven by strong demand in Legal, IT, Banking & Finance, and Recruitment Process Outsourcing (RPO). Our public sector business accounted for approximately 7 percent of the U.K. business’ gross margin in the first quarter, down from 9 percent in the fourth quarter of 2010.

Our continental Europe business generated 16 percent gross margin growth on a constant currency basis, with 32 percent growth in permanent recruitment and flat temporary contracting, both compared with the prior year. Top-line growth occurred in virtually every country in continental Europe, led by France and Belgium, both of which delivered nearly 20 percent top-line growth in local currency. Our temporary contracting business in the Netherlands, Balance, experienced a slow start to the year, with slightly lower gross margin due to a slowdown in the Technical contracting market segment.

Hudson Europe produced adjusted EBITDA of $4.1 million, compared with $1.7 million in the prior year period.

Hudson Europe	Q1 2011	Q1 2010
(In thousands)
Gross margin	$ 38,937	$ 32,530
SG&A	34,801	30,829
Adj. EBITDA	4,136	1,701
Reorganization cost	351	87
Non-operating expense (income)	(247)	190
Corporate administrative charges	1,857	988
EBITDA	2,175	436

Australia and New Zealand

Hudson ANZ generated a constant currency gross margin increase of 22 percent in the first quarter. Results were driven by a 44 percent increase in permanent recruitment, which represented nearly 60 percent of the region’s gross margin, while temporary contracting was flat to the prior year period. Talent management increased 4 percent compared with the prior year period, its first year-over-year increase in five quarters.

Nearly all geographies and practices contributed to the quarter’s results, particularly the industrial, mining and healthcare practices.  Amidst this increase in demand, the quarter’s results were negatively impacted by the flooding in Queensland and the earthquake in Christchurch, together representing approximately 10 percent of the region’s total gross margin in the first quarter of 2011. Sequentially, gross margin displayed a seasonal decline, decreasing 6 percent in constant currency compared with the fourth quarter of 2010. Adjusted EBITDA was $2.1 million compared with $0.7 million in the prior year period, with leverage adversely impacted by turnover as well as additional headcount brought on to further capitalize on areas of growth in the Australian market.

Hudson ANZ	Q1 2011	Q1 2010
(In thousands)
Gross margin	$ 24,019	$ 17,776
SG&A	21,933	17,061
Adj. EBITDA	2,086	715
Reorganization cost	-	(116)
Non-operating expense (income)	3	28
Corporate administrative charges	1,042	554
EBITDA	1,041	249

Asia

Our Asia business generated a gross margin increase of 9 percent in constant currency in the first quarter. While China and Hong Kong were the main contributors to the quarter’s results, we saw some financial institutions as well as other multinational clients slow hiring during the first half of the quarter for a variety of reasons, though all resumed hiring by the end of the quarter.  Nonetheless, Banking & Finance and Industrials were the largest growth drivers in the quarter.

Adjusted EBITDA was $1.1 million, or 13 percent of revenue, an improvement from $0.8 million, or 11 percent of revenue in the prior year period. Our investment in additional revenue-generating headcount negatively impacted the quarter’s leverage, but we consider these investments valuable in a strongly profitable market.

Hudson Asia	Q1 2011	Q1 2010
(In thousands)
Gross margin	$ 7,886	$ 6,836
SG&A	6,822	6,051
Adj. EBITDA	1,064	785
Reorganization cost	-	-
Non-operating expense (income)	(252)	7
Corporate administrative charges	343	181
EBITDA	973	597

Americas

Hudson Americas’ gross margin increased 11 percent compared with the prior year period, driven by 9 percent growth in temporary contracting and 27 percent growth in our permanent recruitment business. Improvements were driven by our Legal practice, which reported higher average contractors on billing compared with the fourth quarter of 2010, and a 22 percent increase compared with the prior year period. Sequentially, gross margin declined 4 percent from the fourth quarter of 2010, a smaller decline than the typical seasonal pattern. The temporary contracting gross margin percentage declined 120 basis points compared with the prior year to 19.6 percent, largely due to a lower margin Legal project that is expected to end in the second quarter.

Adjusted EBITDA was $0.2 million, representing a $0.8 million improvement from the prior year period on a gross margin increase of $1.1 million.

Hudson Americas	Q1 2011	Q1 2010
(In thousands)
Gross margin	$ 10,356	$ 9,279
SG&A	10,152	9,887
Adj. EBITDA	204	(608)
Reorganization cost	-	142
Non-operating expense (income)	41	(884)
Corporate administrative charges	542	375
EBITDA	(379)	(241)

Corporate

Corporate expenses in the first quarter were $1.3 million after corporate allocations to the regions, or $5.1 million before allocations, and were up nearly $0.6 million compared with prior year and $0.2 million on a sequential basis. The corporate bonuses are accrued at a more normal level this quarter than they were in the first quarter of last year, a pattern that will even out through the year, though sequentially the main driver was higher legal fees.

Liquidity and Capital Resources

The company ended the first quarter of 2011 with $71.0 million in liquidity, composed of $28.3 million in cash and $42.7 million in availability under its credit facilities.  The company used $10.3 million in cash flow from operations during the quarter and increased its outstanding borrowings from $1.3 million at the end of the fourth quarter to $11.2 million at the end of the first quarter.  Cash usage in the first quarter was driven by revenue more weighted to the end of the quarter and payment of annual bonuses. Days Sales Outstanding (DSO) rose to 55 days from 49 at the end of 2010 and 53 a year ago.

Guidance

The company currently expects second quarter 2011 revenue of $230 - $240 million and EBITDA of $5 - $8 million at prevailing exchange rates.  This compares with revenue of $195.0 million and EBITDA of $3.1 million in the second quarter of 2010.

Safe Harbor Statement

This press release contains statements that the company believes to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this press release, including statements regarding the company’s future financial condition, results of operations, business operations and business prospects, are forward-looking statements. Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “predict,” “believe” and similar words, expressions and variations of these words and expressions are intended to identify forward-looking statements. All forward-looking statements are subject to important factors, risks, uncertainties and assumptions, including industry and economic conditions’ that could cause actual results to differ materially from those described in the forward-looking statements. Such factors, risks, uncertainties and assumptions include, but are not limited to, global economic fluctuations; risks related to fluctuations in the company’s operating results from quarter to quarter; the ability of clients to terminate their relationship with the company at any time; competition in the company’s markets; risks associated with the company’s investment strategy; risks related to international operations, including foreign currency fluctuations; the company’s dependence on key management personnel; the company’s ability to attract and retain highly skilled professionals; risks in collecting the company’s accounts receivable; the company’s history of negative cash flows and operating losses may continue; restrictions on the company’s operating flexibility due to the terms of its credit facility; implementation of the company’s cost reduction initiatives effectively; the company’s heavy reliance on information systems and the impact of potentially losing or failing to develop technology; risks related to our dependence on uninterrupted service to clients; the company’s exposure to employment-related claims from both clients and employers and limits on related insurance coverage; volatility of the company’s stock price; the impact of government regulations; and restrictions imposed by blocking arrangements. Additional information concerning these and other factors is contained in the company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this document. The company assumes no obligation, and expressly disclaims any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Financial Tables Follow

HUDSON HIGHLAND GROUP, INC.
SEGMENT ANALYSIS - QUARTER TO DATE
(in thousands)
(unaudited)

For The Three Months Ended March 31, 2011	Hudson Europe	Hudson ANZ	Hudson Americas	Hudson Asia	Corporate	Total
Revenue, from external customers	$93,710	$70,804	$45,812	$8,213	$-	$218,539
Gross margin, from external customers	$38,937	$24,019	$10,356	$7,886	$-	$81,198
Business reorganization and integration expenses	$351	$-	$-	$-	$-	$351
Non-operating expense (income), including corporate administration charges	1,610	1,045	583	91	(3,816)	(487)
EBITDA (Loss) (1)	$2,175	$1,041	$(379)	$973	$(1,284)	$2,526
Depreciation and amortization expenses						1,576
Interest expense (income), net						206
Provision for (benefit from) income taxes						750
Loss (income) from discontinued operations, net of taxes						-
Net income (loss)						$(6)

For The Three Months Ended March 31, 2010	Hudson Europe	Hudson ANZ	Hudson Americas	Hudson Asia	Corporate	Total
Revenue, from external customers	$76,654	$56,822	$39,507	$7,135	$-	$180,118
Gross margin, from external customers	$32,530	$17,776	$9,279	$6,836	$-	$66,421
Business reorganization and integration expenses	$87	$(116)	$142	$-	$-	$113
Non-operating expense (income), including corporate administration charges	1,178	582	(509)	188	(2,097)	(658)
EBITDA (Loss) (1)	$436	$249	$(241)	$597	$(2,408)	$(1,367)
Depreciation and amortization expenses						2,287
Interest expense (income), net						232
Provision for (benefit from) income taxes						252
Loss (income) from discontinued operations, net of taxes						69
Net income (loss)						$(4,207)

For the Three Months Ended December 31, 2010	Hudson Europe	Hudson ANZ	Hudson Americas	Hudson Asia	Corporate	Total
Revenue, from external customers	$90,616	$74,338	$44,268	$9,839	$-	$219,061
Gross margin, from external customers	$37,468	$25,231	$10,775	$9,450	$-	$82,924
Business reorganization and integration expenses	$865	$102	$21	$-	$-	$988
Non-operating expense (income), including corporate administration charges	1,337	886	(1,298)	243	(2,980)	(1,812)
EBITDA (Loss) (1)	$314	$1,254	$2,386	$1,524	$(1,922)	$3,556
Depreciation and amortization expenses						1,730
Interest expense (income), net						306
Provision for (benefit from) income taxes						116
Loss (income) from discontinued operations, net of taxes						213
Net income (loss)						$1,191

For the Three Months Ended June 30, 2010	Hudson Europe	Hudson ANZ	Hudson Americas	Hudson Asia	Corporate	Total
Revenue, from external customers	$80,717	$65,249	$40,819	$8,184	$-	$194,969
Gross margin, from external customers	$34,559	$21,723	$10,039	$7,916	$-	$74,237
Business reorganization and integration expenses	$450	$-	$101	$-	$-	$551
Non-operating expense (income), including corporate administration charges	1,148	1,015	393	38	(3,440)	(846)
EBITDA (Loss) (1)	$2,466	$1,369	$(991)	$1,311	$(1,034)	$3,121
Depreciation and amortization expenses						2,186
Interest expense (income), net						243
Provision for (benefit from) income taxes						515
Loss (income) from discontinued operations, net of taxes						(52)
Net income (loss)						$229

(1)
Non-GAAP earnings before interest, income taxes, and depreciation and amortization (“EBITDA”) are presented to provide additional information about the company’s operations on a basis consistent with the measures which the company uses to manage its operations and evaluate its performance. Management also uses these measurements to evaluate capital needs and working capital requirements. EBITDA should not be considered in isolation or as a substitute for operating income, cash flows from operating activities, and other income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of the company’s profitability or liquidity. Furthermore, EBITDA as presented above may not be comparable with similarly titled measures reported by other companies.

HUDSON HIGHLAND GROUP, INC.
Reconciliation For Constant Currency
(in thousands)
(unaudited)

The Company operates on a global basis, with the majority of our gross margin generated outside of the United States. Accordingly, fluctuations in foreign currency exchange rates can affect our results of operations. Constant currency information compares financial results between periods as if exchange rates had remained constant period-over-period. The Company currently defines the term “constant currency” to mean that financial data for a previously reported period are translated into U.S. dollars using the same foreign currency exchange rates that were used to translate financial data for the current period.

Changes in revenue, direct costs, gross margin, and selling, general and administrative expenses include the effect of changes in foreign currency exchange rates. Variance analysis usually describes period-to-period variances that are calculated using constant currency as a percentage. The Company’s management reviews and analyzes business results in constant currency and believes these results better represent the Company’s underlying business trends.

The company believes that these calculations are a useful measure, indicating the actual change in operations. Earnings from subsidiaries are rarely repatriated to the United States, and there are no significant gains or losses on foreign currency transactions between subsidiaries. Therefore, changes in foreign currency exchange rates generally impact only reported earnings and not the company’s economic condition.

	For The Three Months Ended March 31,
	2011	2010
	As reported	As reported	Currency	Constant
			translation	currency
Revenue:
Hudson Europe	$93,710	$76,654	$1,470	$78,124
Hudson ANZ	70,804	56,822	6,113	62,935
Hudson Americas	45,812	39,507	10	39,517
Hudson Asia	8,213	7,135	389	7,524
Total	218,539	180,118	7,982	188,100

Direct costs:
Hudson Europe	54,773	44,124	1,034	45,158
Hudson ANZ	46,785	39,046	4,194	43,240
Hudson Americas	35,456	30,228	(14)	30,214
Hudson Asia	327	299	19	318
Total	137,341	113,697	5,233	118,930

Gross margin:
Hudson Europe	38,937	32,530	436	32,966
Hudson ANZ	24,019	17,776	1,919	19,695
Hudson Americas	10,356	9,279	24	9,303
Hudson Asia	7,886	6,836	370	7,206
Total	$81,198	$66,421	$2,749	$69,170

Selling, general and administrative (a):
Hudson Europe	$35,271	$31,453	$353	$31,806
Hudson ANZ	22,582	17,608	1,899	19,507
Hudson Americas	10,472	10,785	17	10,802
Hudson Asia	6,890	6,224	322	6,546
Corporate	5,169	4,550	(2)	4,548
Total	$80,384	$70,620	$2,589	$73,209

(a) Selling, general and administrative expenses include depreciation and amortization expenses.